PLAN AND AGREEMENT OF MERGER


                                      AMONG

                           GRIFFIN ACQUISITION CORP.,

                               WILLIAM D. GRIFFIN,

                                       AND

                                  RISCORP, INC.







                           --------------------------



                                November 3, 1999


                           --------------------------



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



                                Table of Contents

1.       MERGER   2
         1.1.     The Merger......................................................................................2
         1.2.     Conversion of Shares............................................................................2
         1.3.     Dissenting Shares...............................................................................4
         1.4.     Payment of Cash for Class A Common Stock........................................................5
         1.5.     Stock Transfers.................................................................................7
2.       CLOSING  7
3.       REPRESENTATIONS AND WARRANTIES OF RISCORP................................................................7
         3.1.     Organization, Good Standing and Power...........................................................7
         3.2.     Capitalization..................................................................................7
         3.3.     RISCORP Subsidiaries............................................................................8
         3.4.     Authority; Enforceability.......................................................................8
         3.5.     No Violation; Consents..........................................................................8
         3.6.     RISCORP Financial Statement; SEC Reports........................................................9
         3.7.     Absence of Certain Changes or Events...........................................................10
         3.8.     Taxes and Tax Returns..........................................................................11
         3.9.     Litigation.....................................................................................13
         3.10.    Contracts and Commitments......................................................................13
         3.11.    Proxy Statement, Etc...........................................................................13
         3.12.    Employee Benefit Plans.........................................................................14
         3.13.    Collective Bargaining; Labor Disputes; Compliance..............................................15
         3.14.    Brokers and Finders............................................................................15
         3.15.    No Violation of Law............................................................................16
         3.16.    Voting Requirements............................................................................16
         3.17.    Properties.....................................................................................16
         3.18.    Amendment to Rights Agreement..................................................................17
         3.19.    Disclosure.....................................................................................17
4.       REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND GUARANTOR................................................17
         4.1.     Organization, Good Standing and Power..........................................................18
         4.2.     Authority; Enforceability......................................................................18
         4.3.     No Violation; Consents.........................................................................18
         4.4.     Proxy..........................................................................................19
         4.5.     Brokers and Finders............................................................................19
         4.6.     Capitalization.................................................................................19
         4.7.     Disclosure.....................................................................................19
         4.8.     Investigation by Acquiror and Guarantor........................................................19
5.       CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS.....................................20
         5.1.     Access and Information.........................................................................20
         5.2.     Conduct of Business Pending Merger.............................................................20
         5.3.     Stockholders' Approval.........................................................................24
         5.4.     Takeover Statutes..............................................................................25
         5.5.     Consents.......................................................................................25
         5.6.     Further Assurances.............................................................................25
         5.7.     Notice; Efforts to Remedy......................................................................26
         5.8.     Proxy Materials and Schedule 13E-3.............................................................26
         5.9.     Press Releases; Filings........................................................................26
         5.10.    Indemnification of Officers and Directors......................................................27
         5.11.    Surrender/Sale of Insurance Licenses...........................................................28
         5.12.    Management of Contingent Claim.................................................................28
6.       CONDITIONS PRECEDENT TO MERGER..........................................................................28
         6.1.     Conditions to Each Party's Obligations.........................................................28
         6.2.     Conditions to Obligations of RISCORP...........................................................29
         6.3.     Conditions to Obligations of Acquiror..........................................................29
7.       TERMINATION OF THE MERGER...............................................................................30
         7.1.     Termination....................................................................................30
         7.2.     Effect of Termination..........................................................................31
8.       MISCELLANEOUS...........................................................................................32
         8.1.     Waiver and Amendment...........................................................................32
         8.2.     Non-Survival of Representations and Warranties.................................................32
         8.3.     Notices........................................................................................32
         8.4.     Descriptive Headings; Interpretation...........................................................34
         8.5.     Counterparts...................................................................................34
         8.6.     Entire Agreement...............................................................................34
         8.7.     Governing Law..................................................................................34
         8.8.     Severability...................................................................................34
         8.9.     Enforcement of Agreement.......................................................................34
         8.10.    Assignment.....................................................................................35
         8.11.    Limited Liability..............................................................................35
         8.12.    Definition of Knowledge........................................................................35
         8.13.    Guarantor......................................................................................35


List of Exhibits

Exhibit A.........Voting Agreement
Exhibit B.........General Release
Exhibit C.........Fee Advancement Agreement
Exhibit D.........Escrow Agreement
Exhibit E.........Form of Section 5.10(d) Compliance Certificate
Exhibit F.........Contact Information for Compliance with Section 5.11(d)
Exhibit G.........RISCORP's Knowledge

                          PLAN AND AGREEMENT OF MERGER

         PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated as of November 3, 1999, by and among, GRIFFIN ACQUISITION CORP., a Florida corporation ("Acquiror"), WILLIAM D. GRIFFIN, an individual and resident of the state of Florida ("Guarantor") and RISCORP, INC., a Florida corporation ("RISCORP").

         WHEREAS, Guarantor has incorporated Acquiror under the Florida Business Corporation Act (the "FBCA") for the purpose of Acquiror merging with and into RISCORP pursuant to the applicable provisions of the FBCA (the "Merger") so that RISCORP will continue as the surviving corporation of the Merger;

         WHEREAS, Guarantor is the sole stockholder of Acquiror and is executing this Agreement to guarantee the performance of Acquiror's obligations hereunder through the Effective Time (as hereinafter defined);

         WHEREAS, the respective Boards of Directors of RISCORP and Acquiror have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby;

         WHEREAS, the respective Boards of Directors of RISCORP and Acquiror have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

         WHEREAS, the Merger described herein is subject to the approval of the stockholders of RISCORP and the satisfaction of certain other conditions described in this Agreement;

         WHEREAS, in order to induce the parties to enter into this Agreement and to perform their obligations hereunder Guarantor and each holder of Class B Common Stock (as hereinafter defined) have executed and delivered a voting agreement in the form of Exhibit A attached hereto;

         WHEREAS, in order to induce the parties to enter into this Agreement and to perform their obligations hereunder, each of the holders of shares of Class B Common Stock, the officers and directors of RISCORP, Guarantor, and certain other parties have executed and delivered a release substantially in the form of Exhibit B attached hereto to be effective as of the Effective Time (as hereinafter defined) (the "Release"); and

         WHEREAS, in connection with the execution and delivery of this Agreement, Acquiror has executed and delivered a fee advancement agreement in substantially the form of Exhibit C attached hereto to be effective as of the Effective Time (the "Fee Advancement Agreement").

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

1.   MERGER


     1.1. The Merger

          (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the provisions of this Agreement and the FBCA, Acquiror shall be merged with and into RISCORP, which shall be the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation") in the Merger, and the separate corporate existence of Acquiror shall cease. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by RISCORP, on behalf of the Surviving Corporation, and thereafter delivered to the Secretary of State of the State of Florida for filing on the Closing Date, as required by Section
     607.1105 of the FBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Florida or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

          (b) From and after the Effective Time, the Merger shall have all the effects as provided in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the FBCA, all of the properties, rights, privileges, powers and franchises of RISCORP and Acquiror shall vest in the Surviving Corporation and all of the debts, liabilities and duties of RISCORP and Acquiror shall become the debts, liabilities and duties of the Surviving Corporation.

          (c) The Articles of Incorporation of RISCORP in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the FBCA.

          (d) The Bylaws of RISCORP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided in such Bylaws, in the Articles of Incorporation of the Surviving Corporation and in the FBCA.

          (e) The officers and directors of Acquiror immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     1.2. Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, RISCORP or any holder of the following securities:

          (a) Each share of common stock, par value $.01 of Acquiror ("Acquiror Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class B Common Stock (as hereinafter defined).



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

          (b) Subject to Section 1.3, each share of Class A Common Stock, par value $.01 per share of RISCORP (the "Class A Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into a right to receive an amount in cash equal to the Merger Consideration (as hereinafter defined), without interest, less any required withholding taxes, payable to the holder thereof, as provided in Section 1.4, upon surrender of the certificate formerly representing the Class A Common Stock.

               (i) As used herein:

                    (1) the term "Merger Consideration" shall equal (A)(I) $2.85 less (II) the excess of the Transactional Expenses over $1,500,000 divided by the Outstanding Class A Shares (as defined in Section 3.2), plus (B) the Contingent Claim Amount divided by the aggregate of the Outstanding Class A Shares and the Outstanding Class B Shares (as defined in Section 3.2); and

                    (2) the term "Contingent Claim Amount" shall equal the value of any recovery obtained by RISCORP from Zenith Insurance Company, Arthur Andersen LLP or their respective insurers in settlement and final discharge of all alleged errors made in the determination of the Final Business Balance Sheet (as defined in that certain Asset Purchase Agreement by and among RISCORP, its subsidiaries and Zenith Insurance Company dated June 17, 1997) (the "Contingent Claim"); provided that (A) the value of any recovery (to the extent not paid in cash or cash equivalents) shall be determined as of the date of settlement of such Contingent Claim by an independent expert well recognized for having the knowledge and experience necessary to value such consideration (the "Independent Expert") who shall be selected by RISCORP within its reasonable discretion and who shall use such valuation methodologies as are reasonably customary under the circumstances and deemed relevant by the Independent Expert (B) the determination of such Independent Expert shall be final, valid and binding on all parties in interest; (C) to the extent that all or any portion of the recovery received in respect of the Contingent Claim is not reasonably subject to valuation (as determined by the Independent Expert) then all or such portion (as the case may be) of such recovery shall be deemed to equal zero; and (D) the Contingent Claim Amount shall be reduced by the aggregate of all fees, costs and expenses incurred by, paid by, or charged to RISCORP in (I) pursuing, prosecuting, settling, and obtaining recovery for any such Contingent Claim, (II) hiring and engaging the Independent Expert and valuing any recovery of the Contingent Claim; and (III) distributing any Contingent Claim Amount to stockholders of RISCORP.

               (ii) On the Closing Date, RISCORP shall deliver to Acquiror a listing of each holder of Class A Common Stock indicating such holder's name and address (the "Class A Stockholder List"). Not later than forty-five (45) days following the final settlement of the Contingent

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     Claim, RISCORP shall distribute to each holder of Class A Common Stock such holder's pro rata portion of the Contingent Claim Amount to the address shown on the Class A Stockholder List or such other address as any such stockholder may from time to time provide in writing to RISCORP; provided that to the extent that any recovery obtained by RISCORP on any Contingent Claim is other than cash or a cash equivalent, RISCORP, within the exercise of its reasonable discretion, may pay the pro rata portion of the Contingent Claim Amount to the holders of Class A Common Stock in cash or by distribution of any securities or other instruments received by RISCORP in settlement of such Contingent Claim.

               (iii) Not less  than  two (2)  days  prior  to the  Stockholders'
     Meeting (as hereinafter defined), RISCORP shall cause the Officer's Certificate (as hereinafter defined ) to be delivered to Acquiror. For purposes of this Agreement:

                    (1) "Transactional Expenses" shall mean the amount of Estimated Transactional Expenses (as hereinafter defined) as set forth on the Officer's Certificate;

                    (2) "Estimated Transactional Expenses" shall mean the sum of the (A) estimated costs, expenses and fees for legal services rendered to RISCORP after the date hereof in connection with the consummation of the transactions contemplated hereby and (B) the estimated fees, costs, and expenses of RISCORP with respect to services provided to RISCORP by KPMG, LLP (or any successor thereto) after the date hereof in connection with the consummation of the transactions contemplated hereby, (excluding any fees, costs and expenses related to the audit of RISCORP's financial statements for the calendar year ending December 31, 1999); and

                    (3) "Officer's Certificate" shall mean a certificate executed by a duly authorized officer of RISCORP which sets forth the Estimated Transactional Expenses and which shall include reasonable and appropriate supporting invoices and/or other documentation.

          (c) Each share of Class B Common Stock, par value $.01 per share of RISCORP ("Class B Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain outstanding.

     1.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded in writing appraisal for such shares in accordance with Sections 607.1301 et seq. of the FBCA shall not be converted into a right to receive the Merger Consideration but shall have the rights set forth in Sections 607.1301 et seq. of the FBCA (or any successor provisions), if applicable unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any, pursuant to Sections 607.1301 et seq. of the FBCA. If, after the Effective Time, any holder of Class A Common Stock fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2. RISCORP shall give prompt notice to Acquiror of any notices of dissent, demands for payment of fair value or other communications or actions received by RISCORP with respect to shares of Class A Common Stock, and Acquiror shall have the right to participate in and approve all negotiations and proceedings with respect thereto. RISCORP shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

     1.4. Payment of Cash for Class A Common Stock.

          (a) At the Effective Time, RISCORP shall irrevocably deposit or cause to be deposited with a bank or trust company to be designated by RISCORP and reasonably satisfactory to Acquiror which is organized and doing business under the laws of the Untied States or any state thereof and has a combined capital and surplus of at least $100,000,000 (the "Disbursing Agent"), as agent for the holders of the shares of the Class A Common Stock, cash in the estimated aggregate amount required to effect conversion of shares of Class A Common Stock into the Merger Consideration at the Effective Time pursuant to Section 1.2 hereof. Pending distribution hereof pursuant to Section 1.4(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of the Class A Common Stock and the fund shall not be used for any other purpose and Acquiror and Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments:

               (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poors Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptance, of domestic commercial banks with capital exceeding $250,000,000 (collectively, "Permitted Investments") or money market funds which are invested solely in Permitted Investments; and

               (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 1.4(b) hereof.

          Each holder of a certificate or certificates representing shares of Class A Common Stock canceled on the Effective Time pursuant to
          Section 1.2 hereof may thereafter surrender such certificate to the Disbursing Agent, as agent for such holder of shares of Class A Common Stock, which shall effect the exchange of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

          (b) After surrender to the Disbursing Agent of any certificate which prior to the Effective Time shall have represented any shares of Class A Common Stock (such shares being the "Surrendered Shares"), the Disbursing Agent shall promptly distribute to the person in whose name such certificate shall have been registered a check in an amount equal to the Merger Consideration multiplied by the number of Surrendered Shares. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive such cash, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof. No interest or dividends shall be paid or accrued on the Merger Consideration. Not less than ten (10) business days prior to the Closing Date, Acquiror shall submit to RISCORP, letters of transmittal and other documents and materials to be mailed to the holders of Class A Common Stock to facilitate the surrender of such Class A Common Stock. The Surviving Corporation shall immediately following the Effective Time cause to be distributed to such holders such letters of transmittal and other documents and materials approved by RISCORP to facilitate such surrender.

          (c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for shares of Class A Common Stock remains unclaimed following the expiration of six (6) months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws). No interest shall accrue or be payable with respect to any amounts which any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any certificate theretofore issued which has been lost or destroyed, upon receipt of evidence reasonably satisfactory to the Surviving Corporation of ownership of the shares of Class A Common Stock represented thereby and of appropriate indemnification.

          (d) None of Acquiror, the Surviving Corporation or the Disbursing Agent shall be liable to any person in respect of any shares of retained Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Class A Common Stock shall not have been surrendered prior to three years after the Effective Time, any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (e) If payment is to be made to a person other than the person in whose name a surrendered certificate, which prior to the Effective Time shall have represented any shares of Class A Common Stock, is registered, it shall be a condition to such payment that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable.

          (f) From and after the Effective Time, the holders of shares of Class A Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Class A Common Stock except as otherwise provided herein or by law.

     1.5. Stock Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Class A Common Stock which were outstanding immediately prior to the Effective Time.

    2.CLOSING. Unless otherwise mutually agreed upon in writing by Acquiror and RISCORP, the closing of the Merger (the "Closing") will be held at 10:00 a.m., local time, on the second business day following the date that all of the conditions precedent specified in this Agreement have been (or can be at the Closing) satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date"). The place of Closing shall be at the offices of King & Spalding, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, or at such other place as may be agreed between Acquiror and RISCORP.

     3. REPRESENTATIONS AND WARRANTIES OF RISCORP. With such exceptions as are set forth in the appropriate sections of a letter (the "RISCORP Disclosure Letter") delivered by RISCORP to Acquiror on or prior to the date of this Agreement, RISCORP hereby represents and warrants to Acquiror as set forth in this Section 3.

          3.1. Organization, Good Standing and Power. RISCORP is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. RISCORP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a material adverse effect (net of any insurance proceeds recovered) on (a) the financial condition or net worth of RISCORP and RISCORP Subsidiaries (as hereinafter defined) on a consolidated basis or (b) the ability of RISCORP to consummate the transactions contemplated by this Agreement (collectively, a "Material Adverse Effect on RISCORP"). RISCORP has made available to Acquiror complete and correct copies of its Articles of Incorporation and all amendments thereto and its Bylaws as amended and all similar organizational documents for all RISCORP Subsidiaries.

          3.2. Capitalization. The authorized capital stock of RISCORP as of the date hereof consists of (a) 100,000,000 shares of Class A Common Stock of which 14,258,671 shares are issued and outstanding (such shares being the "Outstanding Class A Shares"), (b) 100,000,000 shares of Class B Common Stock of which 24,334,443 shares are issued and outstanding (such shares being the "Outstanding Class B Shares"), and (c) 10,000,000 shares of Preferred Stock, par value $.01 per share of RISCORP ("Preferred Stock"), of which no shares are issued and outstanding. All outstanding shares of capital stock of RISCORP have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive rights. Except as set forth in this Section 3.2, (a) there are no shares of capital stock or other equity securities of RISCORP outstanding, (b) there are no option plans, outstanding options, warrants or rights to purchase or acquire from RISCORP any capital stock of RISCORP, (c) there are no existing registration covenants with RISCORP with respect to outstanding shares of any of the capital stock of RISCORP, and (d) there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which RISCORP is bound to issue any additional shares of its capital stock or other securities. Other than as contemplated in this Agreement and in the First Amendment to Directors Agreement, there are no voting trusts or other agreements or understandings with respect to the voting of capital stock of RISCORP or any RISCORP Subsidiary to which RISCORP or any RISCORP Subsidiary is a party.

          3.3. RISCORP Subsidiaries. Section 3.3 of RISCORP Disclosure Letter sets forth a correct and complete list of each corporation owned directly or indirectly by RISCORP (each a "RISCORP Subsidiary" and collectively the "RISCORP Subsidiaries"). Section 3.3 of the Disclosure Letter also identifies those RISCORP subsidiaries holding insurance licenses or owning any assets (the "Insurance Subsidiaries"). RISCORP owns or controls, directly or indirectly, 100% of the outstanding equity securities of each RISCORP Subsidiary free and clear of all liens, charges, pledges, security interests or other encumbrances. Other than the RISCORP Subsidiaries, RISCORP does not own or control any equity interest in any corporation, partnership, limited liability company, association or other entity. All of the capital stock of each Insurance Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell, any shares of the common stock, equity interests or other securities (collectively the "Capital Stock") or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the Capital Stock of any Insurance Subsidiary to which RISCORP or any Insurance Subsidiary is a party. Each Insurance Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          3.4. Authority; Enforceability. RISCORP has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement and the Merger by the stockholders of RISCORP in accordance with the FBCA and the Bylaws and Articles of Incorporation of RISCORP. Subject to such approval and compliance, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of RISCORP, and this Agreement has been duly executed and delivered by RISCORP and constitutes the valid and binding obligation of RISCORP, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and
(ii) subject to general principles of equity.

          3.5. No Violation; Consents.

               (a) Except for compliance with the Securities Exchange Act of 1934 (the "Exchange Act"), neither the execution, delivery and performance by RISCORP of this Agreement, the filing of the Articles of Merger with the Secretary of State for the State of Florida, the consummation by RISCORP of the transactions contemplated hereby, nor compliance by RISCORP with any of the provisions hereof, will:

                    (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of RISCORP, under any of the terms, conditions or provisions of, (x) RISCORP's Articles of Incorporation or Bylaws, (y) the articles of incorporation, certificate of incorporation, bylaws or any similar organizational document of any Insurance Subsidiary, or
          (z) any note, bond, mortgage, indenture or Material Contract (as hereinafter defined) to which RISCORP or any RISCORP Subsidiary is a party, or by which RISCORP or any RISCORP Subsidiary may be bound, or to which RISCORP or any RISCORP Subsidiary or the properties or assets of any of them may be subject; or

                    (ii) subject to compliance with the statutes and regulations referred to in Section 3.4(b), violate any valid and enforceable judgment, ruling, order, award, writ, injunction, decree, or any statute, rule or regulation applicable to RISCORP or any RISCORP Subsidiary or any of their respective properties or assets.

               (b) Except for (i) compliance with the Exchange Act, (ii) notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain would not, individually or in the aggregate, have a Material Adverse Effect on RISCORP, (iii) the filing of the Articles of Merger with the Secretary of State of Florida, and (iv) the filing of the notices with or the consents obtained from the state insurance commissioners of Florida and Missouri or other regulatory authorities set forth in the RISCORP Disclosure Letter and the surrender of certificates of authority or insurance licenses in those states in which such surrender has not been accomplished prior to or at Closing, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by RISCORP of the transactions contemplated by this Agreement.


     3.6.RISCORP Financial Statements; SEC Reports.

               (a) Since February 27, 1998 (such date being the date RISCORP filed the amended Annual Report on Form 10-K/A for the calendar year ending December 31, 1996) (the "Filing Date") RISCORP has filed all reports or amended reports (the "RISCORP Reports") required to be filed by it with the Securities and Exchange Commission (the "SEC") and all RISCORP Reports complied as to form in all material respects with the applicable requirements of law. Each report required to be filed by RISCORP with the SEC since the Filing Date did not on the date of filing of such reports and, except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof does not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. RISCORP has heretofore made available to Acquiror true and correct copies of all RISCORP Reports, together with all exhibits thereto. RISCORP also has made available to Acquiror true and correct copies of the unaudited consolidated balance sheets of RISCORP and the RISCORP Subsidiaries at August 31, 1999 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the period then ended. The audited consolidated balance sheet of RISCORP and the RISCORP Subsidiaries as of December 31, 1998 as set forth in RISCORP's Annual Report on Form 10-K for the period then ended (the "Form 10-K") is sometimes referred to herein as the "1998 Balance Sheet."

               (b)  All of the  financial  statements  included  in the  RISCORP
     Reports  (which  are  collectively  referred  to  herein  as  the  "RISCORP
     Consolidated Financial Statements") fairly presented in all material respects the consolidated financial position of RISCORP and the RISCORP Subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles ("GAAP") (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring year end audit adjustments).


          3.7.Absence of Certain Changes or Events. Since December 31, 1998:

               (a) there has not been any condition, event or occurrence which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on RISCORP or give rise to a Material Adverse Effect on RISCORP;

               (b) RISCORP has not changed its accounting principles or methods in any material respect except insofar as may be required by a change in GAAP;

               (c) there has been no condition, event or occurrence which could reasonably be expected to prevent, materially hinder or materially delay the ability of RISCORP to consummate the Merger or the transactions contemplated by this Agreement;

               (d) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of RISCORP or any RISCORP Subsidiary other than dividends paid to RISCORP or a member of the consolidated group of RISCORP;

               (e) RISCORP has not terminated or accelerated the provisions of any contract or agreement for the provision of professional services; and

               (f) RISCORP and RISCORP Subsidiaries have not:

                    (i) increased the compensation or fringe benefits of any present or former director, officer or employee of RISCORP or any RISCORP Subsidiary (except for increases in salary or wages of employees in the ordinary course of business consistent with past practice);

                    (ii) granted any severance or termination pay to any present or former director, officer or employee of RISCORP or any RISCORP Subsidiary;

                    (iii) loaned or advanced money or other property by RISCORP or any RISCORP Subsidiary to any of their present or former directors, officers or employees; or

                    (iv)  except  as   contemplated   in  Section   5.2(c)(xiv),
          established, adopted, entered into, amended or terminated any RISCORP Employee Plan (as hereinafter defined); or

               (g) except as contemplated in Section 5.2(c)(xiv), RISCORP has not amended, terminated, modified or accelerated any contract with The Phoenix Management Company, Ltd.

     3.8.Taxes and Tax Returns

               (a) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, RISCORP and the RISCORP Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with appropriate governmental authorities all tax returns required to be filed by them, on or prior to the date hereof, except to the extent that any failure to timely file would not, individually or in the aggregate, have a Material Adverse Effect on RISCORP, and (ii) duly paid in full or made provisions in RISCORP Consolidated Financial Statements in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending on or prior to the date hereof.

               (b) All such returns are correct and complete in all material respects and there are no deficiencies for Taxes (as hereinafter defined) that have been proposed, asserted or assessed against RISCORP or its Tax Affiliates that remain unpaid.

               (c) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or tax returns of RISCORP or the RISCORP Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a Material Adverse Effect on RISCORP.

               (d) The RISCORP Disclosure Letter lists all tax returns that have been audited and indicates all tax returns that are currently the subject of audit. Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, neither RISCORP nor any Tax Affiliate has granted any extension or waiver of the statute of limitations period on the assessment of any material Taxes which period (after giving effect to such extension or waiver) has not expired. Since September 17, 1997 and, prior to September 17, 1997, to the Knowledge of RISCORP, neither RISCORP nor any Tax Affiliate has granted power of attorney with respect to any matter relating to any material Tax. Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, no claim has been made by an authority in a jurisdiction where RISCORP or any Tax Affiliate does not file tax returns that it is or may be subject to Tax in that jurisdiction.

               (e) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, RISCORP and each Tax Affiliate has withheld and paid all Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, partner or third party.

               (f) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, neither RISCORP nor any Tax Affiliate is a party to any Tax allocation, sharing or similar agreement.

               (g) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, neither RISCORP nor any Tax Affiliate has been a member of an affiliated group filing or consolidated federal income tax return (other than a group the common parent of which was RISCORP).

               (h) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, neither RISCORP nor any Tax Affiliate has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

               (i) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, no consent under Section 341(f) of the Code has been filed with respect to RISCORP or any Tax Affiliate.

               (j)  Neither  RISCORP  nor any Tax  Affiliate  has  been a United
     States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (k) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, no claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of RISCORP or any Tax Affiliate.

As used herein (i) the term "Taxes" shall include all Federal, state, local and foreign income, property, premium, sales, excise, employment, payroll, withholding and other taxes and (ii) the term "Tax Affiliate" shall mean any RISCORP Subsidiary and any individual or entity for whose Taxes RISCORP or any RISCORP Subsidiary is or could be held liable whether by reason of being a member of an affiliated, consolidated, combined, unitary or other similar group for tax purposes, by reason of being a successor, member or general partner, by agreement, or otherwise.

3.9.Litigation. Except as disclosed in the RISCORP Reports:

               (a) neither RISCORP nor any RISCORP Subsidiary is a party to any pending or, to the Knowledge of RISCORP (as hereinafter defined), threatened claim, action, suit, investigation or proceeding which, if finally determined adversely, would have, either individually or in the aggregate, a Material Adverse Effect on RISCORP;


               (b) there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against RISCORP or any RISCORP Subsidiary which, either individually or in the aggregate, has had or would have a Material Adverse Effect on RISCORP;

               (c) no officer or director of RISCORP is a party to any pending or, to the knowledge of such officer of director, threatened claim, action, suit, investigation or proceeding or subject to outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision arising out of or related to such officer's or director's actions, inactions, duties, or status as an officer or director of RISCORP.

          3.10. Contract and Commitments. Each contract, agreement or other document or instrument ("Material Contract") to which RISCORP or any of its Subsidiaries is a party that was required to be filed as an exhibit to RISCORP's annual report on Form 10-K or 10-K/A for the year ended December 31, 1998 or any quarterly report on form 10-Q filed since December 31, 1998 was so filed. Except for the Shareholder Protection Rights Agreement dated May 13, 1999 by and between RISCORP and First Union National Bank (the "Rights Agreement"), RISCORP is not a party to or subject to any "poison pill", shareholders rights plan, rights agreement or similar agreement, instrument or plan.

          3.11. Proxy Statement, etc. The proxy statement (the "Proxy Statement") to be mailed to RISCORP's stockholders in connection with the meeting (the "Stockholders' Meeting") to be called to consider the Merger and any other document filed with the SEC in connection with the Merger, at the date such document is first published, sent or delivered to RISCORP's stockholders and at the Stockholders' Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, provided that no representation is made by RISCORP with respect to statements made in such Proxy Statement or other document filed with the SEC in connection with the Merger based on written information supplied by Acquiror or Guarantor specifically for inclusion or incorporation by reference in the Proxy Statement or such other document. All documents that RISCORP is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder.

          3.12. Employee Benefit Plans. Notwithstanding the following representations regarding employee benefit plans, with respect to any representations or warranties concerning any matter relating to or arising out of any transactions occurring before September 17, 1997, between any party in interest (as defined in Section 3(14) of the Employee Retirement Income Security

Act of 1974, as amended ("ERISA")), and the RISCORP Management Services, Inc. Employee Stock Ownership Plan (as amended and restated as part of the RISCORP Management Services, Inc. Retirement Plan) in this Section 3.12 or elsewhere in this Agreement, such representation or warranty shall be based on RISCORP's actual knowledge without independent investigation or inquiry.

               (a) The RISCORP Disclosure Letter contains a list of each employee benefit plan (as defined in Section 3(3) of ERISA) which is maintained by or contributed to by RISCORP or any RISCORP Subsidiary, each stock option, stock purchase or other equity-based compensation plan maintained by or contributed to by RISCORP or any RISCORP Subsidiary, each other plan, program or other arrangement which provides compensation or taxable benefits to officers of RISCORP or any RISCORP Subsidiary, each employment agreement in effect with any officer or employee of RISCORP or any RISCORP Subsidiary and each agreement which provides any benefits upon a change in control of RISCORP or any RISCORP Subsidiary (individually a "RISCORP Employee Plan" and collectively the "RISCORP Employee Plans"). RISCORP has made available to Acquiror the plan documents or other writing constituting each RISCORP Employee Plan and, if applicable, the trust, insurance contract or other arrangement which holds, or which constitutes, an asset of such plan, the ERISA summary plan description for such plan and the most recent Form 5500 for such plan. RISCORP has identified those RISCORP Employee Plans which RISCORP intends to satisfy the requirements of
     Section 401 of the Code and has made available to Acquiror accurate copies of the most recent favorable determination letters for such plans.

               (b) No  RISCORP  Employee  Plan is subject to Title IV or Section
     302 of ERISA or Section 412 or 4971 of the Code. To the Knowledge of RISCORP, there does not now exist, nor do any circumstances currently exist, that could result in any liability under the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than liabilities under such laws that arise solely out of, or relate solely to, the RISCORP Employee Plans ("RISCORP Controlled Acquiror Liability") that would be a liability of RISCORP or any RISCORP Subsidiary following the Effective Time.

               (c) Neither RISCORP nor any RISCORP Subsidiary is, or has been, a participant in a multi employer plan (within the meaning of ERISA Section 3(37)). Neither RISCORP nor any RISCORP Subsidiary maintains or has at any time maintained a RISCORP Employee Plan which is subject to Title IV of ERISA. Neither RISCORP nor any RISCORP Subsidiary is obligated to provide medical benefits or any other welfare benefits under any RISCORP Employee Plan which is a welfare plan as defined in Section 3(1) of ERISA to or on behalf of any person who is no longer an employee of RISCORP or any RISCORP Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

               (d) Each RISCORP Employee Plan (i) has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and (ii) which is intended to be qualified under Section 401 of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401 of the Code, in each case except where a failure to be so maintained would not have a Material Adverse Effect on RISCORP. As of December 31, 1998, neither RISCORP nor any of RISCORP Subsidiaries had any liability under any RISCORP Employee Plan that was not reflected in 1998 Balance Sheet or disclosed in the notes thereto, other than liabilities which individually or in the aggregate would not have a Material Adverse Effect on RISCORP.

               (e) To the actual knowledge of RISCORP, without independent investigation or inquiry, no prohibited transaction has occurred with respect to any RISCORP Employee Plan maintained by RISCORP or any of the RISCORP Subsidiaries that would result in the imposition of an excise tax or other liability under the Code or ERISA on RISCORP or any RISCORP Subsidiary or in any obligation to reimburse any person for any such tax or other liability.

               (f) All contributions or premium payments with respect to the RISCORP Employee Plans due for any period ending on or before the Effective Time have been or will be timely paid by RISCORP. The execution of or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the RISCORP Employee Plans.

          3.13. Collective Bargaining; Labor Disputes; Compliance. Neither RISCORP nor any RISCORP Subsidiary (a) is a party to any collective bargaining agreement or (b) has any employees. To the knowledge of RISCORP, since September 17, 1997, RISCORP and each RISCORP Subsidiary have complied with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts, laws and regulations except, in each case, where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on RISCORP.

          3.14. Brokers and Finders. Neither RISCORP nor any RISCORP Subsidiary, nor any of their respective officers, directors or employees, has employed or will employ any broker or finder or incurred or will incur any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted or will act directly or indirectly for RISCORP or any RISCORP Subsidiary, in connection with this Agreement or any of the transactions contemplated hereby.

          3.15. No Violation of Law. To the Knowledge of RISCORP, since September 17, 1997, the business and operations of RISCORP and the RISCORP Subsidiaries have been conducted in compliance with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to zoning, environmental matters and the safety and health of employees and to applicable state and federal insurance laws) except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on RISCORP. Since September 17, 1997, except as disclosed in the RISCORP Reports or the RISCORP Disclosure Letter:

               (a) neither RISCORP, any RISCORP Subsidiary, nor any officer or director of RISCORP has been charged with or, to the Knowledge of RISCORP, is now under investigation with respect to, a violation of any regulation, ordinance, order or other requirement of a governmental entity or other regulatory body;

               (b) neither RISCORP, any RISCORP Subsidiary nor any officer or director of RISCORP is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body which has or will have, individually or in the aggregate, a Material Adverse Effect on RISCORP; and

               (c) RISCORP and the RISCORP Subsidiaries have timely filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof as to which the failure to timely file such reports would result, individually or in the aggregate, in a Material Adverse Effect on RISCORP.

RISCORP and the RISCORP Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of RISCORP and the RISCORP Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have would not, individually or in the aggregate, have a Material Adverse Effect on RISCORP. The RISCORP Disclosure Letter sets forth a list of all permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby the failure of which to obtain would have a Material Adverse Effects on RISCORP.


          3.16. Voting Requirements. The affirmative vote of (i) the holders of 80% of the issued and outstanding Voting Stock (as defined in RISCORP's Articles of Organization) and (ii) the holders of two-thirds of the shares of Class A Common Stock with respect to this Agreement and the Merger is the only vote of the holders of any class or series of RISCORP's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

          3.17. Properties.

               (a) RISCORP does not own any real property and there are no outstanding contracts for the purchase of any real property.

               (b) RISCORP and RISCORP Subsidiaries hold good and valid leasehold title to leased real property they occupy, free of all liens except for liens that, individually or in the aggregate, would not have a Material Adverse Effect on RISCORP or liens securing indebtedness evidenced by agreements listed on the RISCORP Disclosure Letter or reflected on the RISCORP Consolidated Financial Statement. All Real Property leases are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purpose to grant. There are no existing defaults (either on the part of RISCORP or any RISCORP Subsidiary, or, to the Knowledge of RISCORP, any other party thereto) under any real property lease and no event has occurred which, with notice or the lapse of time, or both, would constitute a default (either on the part of RISCORP or any RISCORP Subsidiary or, to the Knowledge of RISCORP, any other party thereto) under any of the real property leases. The consummation of the merger will not result in the occurrence of a default under any of the real property leases (whether pursuant to a "change of control" provision in the real property lease or otherwise).

          3.18. Amendment to Rights Agreement. On or prior to the date hereof, the Board of Directors of RISCORP has taken all necessary action with respect to the Rights Agreement so that (i) neither Acquiror nor Guarantor will become an "Acquiring Person" as a result of the consummation of the transactions contemplated by this Agreement, (ii) no "Separation Time" (as such term is defined in the Rights Agreement) will occur as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all Class A Rights and Class B Rights (as such terms are defined in Rights Agreement) issued and outstanding under the Rights Agreement or any other similar rights or options issued pursuant to any contract or agreement will not be exercisable as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

          3.19. Disclosure. No representation, warranty or covenant made by RISCORP in this Agreement or the RISCORP Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. The disclosure of any item in the RISCORP Disclosure Letter or in any attachment thereto is disclosure for all purposes for which disclosure is required under this Agreement, to the extent that such information is reasonably apparent on its face as being applicable for all such purposes.
The inclusion of any item in the RISCORP Disclosure Letter (i) does not represent a determination by RISCORP that such item is "material" or could have a Material Adverse Effect on RISCORP; (ii) does not represent a determination by RISCORP that such item did not arise in the ordinary course of business; and
(iii) shall not constitute an admission by RISCORP that such disclosure is required to be made pursuant to any of the representations and warranties contained herein.

     4. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND GUARANTOR. With such exceptions as are set forth in a letter (the "Acquiror Disclosure Letter") delivered by Acquiror to RISCORP prior to the date of this Agreement, each of Acquiror and Guarantor hereby represents and warrants to RISCORP as follows:

          4.1.Organization. Acquiror is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          4.2. Authority; Enforceability. Each of Acquiror and Guarantor has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Acquiror, and this Agreement has been duly executed and delivered by Acquiror and Guarantor and constitutes the valid and binding obligation of each such party, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors rights generally and (ii) subject to general principles of equity.

          4.3. No Violation; Consents

               (a) Except for compliance with the Exchange Act, neither the execution, delivery and performance by Acquiror or Guarantor of this Agreement, the filing of the Articles of Merger with the Secretary of State for the State of Florida, the consummation by Acquiror or Guarantor of the transactions contemplated hereby, nor compliance by Acquiror or Guarantor with any of the provisions hereof, will:

                    (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquiror or Guarantor, under any of the terms, conditions or provisions of, (x) Acquiror's Articles of Incorporation or Bylaws, or (y) any note, bond, mortgage, indenture or material contract to which Acquiror or Guarantor is a party, or by which Acquiror or Guarantor may be bound, or to which Acquiror or Guarantor or the properties or assets of any of them may be subject, other than as would, with respect to clause (y) not have, individually or in the aggregate, a material adverse effect (net of any insurance proceeds recovered) on (1) the financial condition or net worth of Acquiror or Guarantor or (2) the ability of Acquiror or Guarantor to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect on Acquiror/Guarantor"); or

                    (ii) subject to compliance with the statutes and regulations referred to in Section 4.3(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Acquiror or Guarantor or any of their respective properties or assets where such violation would, individually or in the aggregate, have a Material Adverse Effect on Acquiror/Guarantor.

               (b) Except for (i) compliance with the Exchange Act, (ii) notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror/Guarantor, and (iii) the filing of the Articles of Merger with the Secretary of State of Florida, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Acquiror or Guarantor of the transactions contemplated by this Agreement.


          4.4.Proxy. The written information furnished to RISCORP by Acquiror and Guarantor specifically for inclusion in the Proxy Statement, or any amendment or supplement thereto, or specifically for inclusion in any other documents filed with the SEC by RISCORP in connection with the Merger, shall,
(i) with respect to the Proxy Statement at the time the Proxy Statement is mailed and at the time of the Stockholders' Meeting, and, (ii) with respect to the Schedule 13E-3 and such other documents, at the time of filing with the SEC and at the time of such Stockholders' Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

          4.5. Brokers and Finders. Neither Acquiror nor Guarantor nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Acquiror or Guarantor, in connection with this Agreement or any of the transactions contemplated hereby.

          4.6. Capitalization. The authorized capital stock of Acquiror consists of 10,000 shares of common stock, par value $.10 per share of which one (1) share is issued and outstanding on the date hereof and is owned of record and beneficially by Guarantor. Such issued and outstanding stock has been duly authorized and validly issued and is fully paid and non-assessable and free of pre-emptive rights.

          4.7. Disclosure. No representation, warranty or covenant made by Acquiror in this Agreement or the Acquiror Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. The disclosure of any item in the Acquiror Disclosure Letter or in any attachment thereto is disclosure for all purposes for which disclosure is required under this Agreement, to the extent that such information is reasonably apparent on its face as being applicable for all such purposes. The inclusion of any item in the Acquiror Disclosure Letter (i) does not represent a determination by Acquiror that such item is "material" or could have a Material Adverse Effect on Acquiror/Guarantor; (ii) does not represent a determination by Acquiror that such item did not arise in the ordinary course of business; and (iii) shall not constitute an admission by Acquiror or Guarantor that such disclosure is required to be made pursuant to any of the representations and warranties contained herein.

          4.8. Investigation by Acquiror and Guarantor. Acquiror and Guarantor have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of RISCORP and the RISCORP Subsidiaries and acknowledge that Acquiror and Guarantor have been provided access to the properties, premises and records of RISCORP and the RISCORP subsidiaries for this purpose. In entering into this Agreement, Acquiror and Guarantor have relied or will rely solely upon their own investigation and analysis and the representations and warranties contained herein, and Acquiror and Guarantor:

               (a) acknowledge that, except with respect to the RISCORP Reports, none of RISCORP, the RISCORP Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Acquiror and Guarantor or their agents or representatives prior to the execution of this Agreement; and

               (b) agree, to the fullest extent permitted by law, that none of RISCORP, the RISCORP Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Acquiror or Guarantor on any basis (including, without limitation, in contract or tort or otherwise) based upon any information provided or made available, or statements made, to Acquiror or Guarantor prior to the execution of this Agreement, except that the foregoing shall not apply to the extent RISCORP, the RISCORP Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives commits fraud or engages in intentional deception with respect to the information that it provides or makes available to RISCORP.


     5. CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS


          5.1. Access and Information. Upon reasonable notice, RISCORP shall afford Acquiror and Guarantor and their respective representatives reasonable access during normal business hours to the properties, books, records and personnel of RISCORP and RISCORP Subsidiaries and such additional information concerning the business and properties of RISCORP and RISCORP Subsidiaries as Acquiror and its representatives may reasonably request.

          5.2. Conduct of Business Pending Merger.

               (a) RISCORP agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Acquiror shall otherwise consent in writing, RISCORP and the RISCORP Subsidiaries will operate their businesses only in the ordinary course, and, consistent with its business practices since April 1, 1998.

               (b) RISCORP agrees that from the date hereof to the Effective Time, except as otherwise consented to by Acquiror in writing or as permitted, required or contemplated by this Agreement, (i) neither it nor any RISCORP Subsidiary will change any provision of its Certificate of Incorporation or Bylaws or similar governing documents (subject to compliance with Section 5.11 hereto, except such changes as are necessary to effectuate the surrender and/or sale of RISCORP's or RISCORP Subsidiaries' certificate of authority or licenses to transact the business of insurance in the state where such certificates of authority or licenses are currently held); (ii) neither it nor any RISCORP Subsidiary will not make, declare or pay any dividend except for any dividend declared or paid by any RISCORP Subsidiary to RISCORP or any RISCORP Subsidiary; and (iii) neither it nor any RISCORP Subsidiary will make any distribution or directly or indirectly sell, issue, redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock.

               (c) RISCORP agrees that, except to the extent (i) consented to by Acquiror in writing or (ii) permitted, required or contemplated by this Agreement, from the date hereof it will not, nor will it permit any RISCORP Subsidiary to:

                    (i) enter into any agreement representing an obligation for indebtedness for borrowed money or increase the principal amount of indebtedness under any existing agreement or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation;

                    (ii)  sell,   mortgage,   encumber  or  pledge  any  of  its
          properties or assets;

                    (iii) take any action to (A) amend or terminate any RISCORP Employee Plan, (B) increase the compensation of any of its directors, executive officers or employees, (C) adopt any other plan, program, arrangement or practice providing new or increased benefits or compensation to its employees, or (D) modify, accelerate the benefits under, amend or terminate any agreement with any of RISCORP's agents, employees, officers or directors, except as set forth in Section 5.2(c)(xiv);

                    (iv) enter into any negotiation with respect to or adopt any collective bargaining agreement;

                    (v) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory accounting rules or GAAP;

                    (vi) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any material agreement or arrangement with, any (A) of its officers or directors, (B) "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act) or (C) third party;

                    (vii) make any tax election or settle or compromise tax liability that would reasonably be expected to have a Material Adverse Effect on RISCORP;

                    (viii) split, combine, or reclassify any capital stock of RISCORP or any RISCORP Subsidiary;

                    (ix) acquire or agree to acquire by merging or consolidating with or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                    (x) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                    (xi) invest assets of RISCORP or any RISCORP Subsidiary in any security, instrument, or other investment other than in the ordinary course of business at then prevailing market rates consistent with RISCORP's written investment policy;

                    (xii) amend, terminate, modify, or accelerate any material contract or agreement to which RISCORP is a party;


                    (xiii)  modify,   amend  or  terminate   RISCORP's   written
          investment policy;

                    (xiv) modify or accelerate the provisions of or terminate or amend any contract with The Phoenix Management Company, Ltd. or
          Buttner Hammock and Company, P.A., provided that RISCORP shall be authorized to take any action necessary to (A)(1) accelerate, effective as of the Closing, the vesting of the Class A Common Stock issued to The Phoenix Management Company, Ltd. pursuant to that certain Restricted Stock Award Agreement by and between The Phoenix Management Company, Ltd. and RISCORP and (2) amend the provisions of the Management Agreement of RISCORP, Inc. dated February 18, 1998 (the "Management Agreement") to reduce the fees paid to The Phoenix Management Company, Ltd. to such amount RISCORP deems appropriate after notice to Acquiror or (B) terminate the Management Agreement.

                    (xv) enter into any agreement to take any of the actions described in Section 5.2(b) or elsewhere in this Section 5.2(c).

               (d) RISCORP shall keep Acquiror and Guarantor informed with respect to the status of any litigation to which RISCORP, any RISCORP Subsidiary, or any officer, director or employee of RISCORP or any RISCORP Subsidiary is a party (whether or not commenced prior to the date of this Agreement) and shall not settle or compromise any such litigation in which RISCORP or any RISCORP Subsidiary is a defendant without the consent of Acquiror; provided that RISCORP may enter into any settlement agreement for any litigation to which any RISCORP Subsidiary is a defendant in which a determination has been made by RISCORP that neither it nor or any RISCORP Subsidiary has any reasonable basis to assert claims for, cross claims for, or similar rights to recovery if the amount paid for such settlement by RISCORP and the RISCORP Subsidiaries does not exceed $100,000 for any such individual litigation claim and does not exceed $250,000 in the aggregate for all such litigation claims. Further, RISCORP covenants and agrees that it will consult with representatives of Acquiror on an on-going basis with respect to the direction and material decisions affecting the disposition of all litigation in which RISCORP or any RISCORP Subsidiary is either a plaintiff or asserting a cross or other similar form of claim and shall not take any action to settle or compromise and/or resolve any such claim without first giving Acquiror's representatives adequate opportunity to consider the merits of any such settlement, compromise or resolution and an opportunity to advise RISCORP of Acquiror's views with respect to the merits of any such proposed settlement, compromise and/or resolution.

               (e) Except as provided by this Section 5.2(e) RISCORP shall not, nor shall it permit any RISCORP Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, RISCORP or any RISCORP Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving RISCORP or any RISCORP Subsidiary, or any purchase of all or substantially all of the assets of RISCORP other than the transactions contemplated hereby (an "Acquisition Proposal"); (ii) furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (iii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Acquiror, the approval or recommendation of RISCORP's Board of Directors or any committee thereof of the Merger or this Agreement; (iv) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal from a third party (an "Alternative Transaction"); or (v) cause RISCORP to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction (each an "Acquisition Agreement"). Notwithstanding the foregoing, nothing herein shall prevent RISCORP's Board of Directors from furnishing non-public information to or entering into discussions or negotiations with any person or entity in connection with an unsolicited bona fide Alternative Transaction or recommending such an unsolicited bona fide Alternative Transaction to the stockholders of RISCORP, if and only to the extent that, RISCORP's Board of Directors determines in good faith (after receiving advice from outside counsel as to its fiduciary duties to RISCORP's stockholders under applicable law) that it has received a Superior Proposal (as hereinafter defined). If, in accordance with the immediately preceding sentence, RISCORP's Board of Directors believes it has received a Superior Proposal, it may inform RISCORP's stockholders that it no longer believes that the Merger is advisable and no longer recommends approval of the Merger (a "Subsequent Determination") and may enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day following Acquiror's receipt of written notice advising Acquiror that RISCORP's Board of Directors has received a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that RISCORP's Board of Directors intends to make a Subsequent Determination. During such three business day period, RISCORP shall provide an opportunity for Acquiror to propose such adjustments to the terms and conditions of this Agreement as would enable RISCORP to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that the acceptance of any such proposed adjustment shall be at the sole discretion of RISCORP's Board of Directors, exercised in good faith, and this Agreement shall be amended to reflect any such accepted adjustments; provided, further, however, that any such proposed adjustment, the sole effect of which is to (i) increase the amount of the Merger Consideration, (ii) waive one or more conditions to the obligations of Acquiror to effect the Merger or (iii) modify the terms and conditions of this Agreement to reflect identical terms and conditions contained in such Superior Proposal, shall be automatically accepted by RISCORP, and this Agreement shall be amended to reflect any such automatically accepted adjustments. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which RISCORP's Board of Directors determines in its good faith judgment to be more favorable to RISCORP's stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of RISCORP's Board of Directors, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Acquiror in response to such Alternative Transaction). Nothing contained in this Section 5.2(e) or any other provision hereof shall prohibit RISCORP or RISCORP Board of Directors from making such disclosure to RISCORP's stockholders as, in the good faith judgment of RISCORP's Board of Directors after receiving advice from outside counsel, is consistent with its obligations hereunder and is required by applicable law; provided, that RISCORP may not, except as expressly provided by this Section 5.2(e), withdraw, qualify or modify, in a manner adverse to Acquiror, the approval or recommendation of RISCORP's Board of Directors of the Merger or this Agreement.


5.3. Stockholders' Approval.

               (a) RISCORP shall take all actions reasonably necessary in accordance with applicable law and its articles of incorporation and bylaws to convene the Stockholders' Meeting as soon as reasonably practicable. Except as set forth in Section 5.2(e) in connection with the Stockholders' Meeting, the Board of Directors of RISCORP shall recommend that the stockholders of RISCORP vote to approve this Agreement.

               (b) RISCORP shall use all commercially reasonable efforts to solicit from holders of shares of Class A Common Stock, proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of the Board of Directors of RISCORP, advisable to secure any vote or consent of the holders of Class A Common Stock required by the FBCA and this Agreement.

          5.4. Takeover Statutes. If any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection" or similar antitakeover statute or regulation enacted under state or Federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of RISCORP and Acquiror and the Board of Directors of RISCORP and partners of Acquiror shall grant such approvals and take such commercially reasonable actions as are within its authority and consistent with its fiduciary obligations to its stockholders as determined in good faith by such Board so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts, subject to such fiduciary duties, to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

          5.5. Consents.

               (a) RISCORP and Acquiror, individually or collectively, will use commercially reasonable efforts to take, or cause to be taken all action and to do, or cause to be done all things necessary, proper, or advisable to obtain the written consent or approval of the governmental authorities, regulatory bodies, and other persons or entities identified on Schedule 5.6 in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in a Material Adverse Effect on RISCORP; provided, however, the costs, expenses and fees incurred by RISCORP in connection with obtaining any consents or approvals from any state department of insurance shall not be included in the Estimated Transactional Expenses.

               (b) Subject to the terms and conditions herein provided, each of the parties hereto will promptly file and prosecute diligently the applications and related documents required to be filed by such party with the applicable regulatory authorities in order to effect the transactions contemplated hereby. Each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.


          5.6. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to obtain the written consent or approval of the governmental authorities, regulatory bodies and other persons or entities identified on
Schedule 5.6, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions.

          5.7. Notice; Efforts to Remedy.

               (a) Each party hereto shall promptly give written notice to the other parties hereto upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained in this Agreement and shall use all commercially reasonable efforts to prevent or promptly remedy the same. During the period from the date of this Agreement to the Effective Time, RISCORP and Acquiror each shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other and to report on the general status of its ongoing operations. RISCORP shall promptly notify Acquiror of any material change in each case on a consolidated basis in the normal course of RISCORP's or the RISCORP Subsidiaries' businesses or in the operation of its or their properties and of the receipt by RISCORP or the RISCORP Subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by RISCORP or the RISCORP Subsidiaries of a notice of the institution or the threat of litigation involving RISCORP or any of the

     RISCORP Subsidiaries, and will keep Acquiror fully informed with respect to such events.

          5.8. Proxy Materials and Schedule 13E-3.

               (a) In connection with the Stockholders' Meeting, RISCORP shall prepare and file the Proxy Statement with the SEC and shall use its commercially reasonable efforts to respond to the comments of the SEC and to cause a Proxy Statement to be mailed to RISCORP's shareholders all as soon as reasonably practicable; provided, that prior to filing the Proxy Statement, RISCORP shall consult with Acquiror with respect to such filings and shall afford Acquiror reasonable opportunity to comment thereon. Acquiror shall provide RISCORP with any information for inclusion in the Proxy Statement which may be required under applicable law and which is reasonably requested by RISCORP.

               (b) RISCORP and any person that may be deemed to be an affiliate of RISCORP shall prepare and file concurrently with the filing of the Proxy Statement a statement on Schedule 13E-3 with the SEC. If at any time prior to the Stockholders' Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or supplement to, the
     Schedule 13E-3, RISCORP and such person shall file such amendments or supplements.


          5.9. Press Releases; Filings. Without the consent of the other parties, none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby or thereby; provided, however, that nothing in this Section 5.9 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system. Each of RISCORP and Acquiror shall promptly notify the other of each report, schedule and other document filed by it or any of its respective Subsidiaries with the SEC and of any other document pertaining to the transactions contemplated hereby filed with any other governmental authorities.

          5.10. Indemnification of Officers and Directors.

               (a) Immediately following the Effective Time, Acquiror shall cause to be in effect the current policies of directors' and officers' liability insurance maintained by RISCORP or any RISCORP Subsidiary (the "D&O Policies") with respect to claims arising from facts or events which occurred at or before the Effective Time, and Acquiror shall maintain such coverage until such policies expire by their own terms or are cancelled by the insurer. On the Closing Date, RISCORP shall transfer to First Union National Bank ("Escrow Agent") an amount equal to $2,500,000 to be held by Escrow Agent for a period not to exceed four and one half years and in accordance with the Escrow Agreement attached hereto as Exhibit D (the "Escrow Agreement").

               (b) Until expiration of the applicable statute of limitations period, the Surviving Corporation shall provide with respect to each present or former director or officer of RISCORP and its subsidiaries (both present and past) (the "Indemnified Parties"), the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had, whether from RISCORP or such subsidiary, immediately prior to the Merger, whether under the FBCA, the Indemnity Agreements to which each present RISCORP director is a party or the articles of incorporation or the bylaws of RISCORP or such subsidiary or otherwise.

               (c) This Section 5.10 shall survive the Closing and is intended to benefit RISCORP, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.10 against Acquiror or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

               (d) For a period of four and one half years (the "Covenant Period") following the Closing Date, RISCORP shall, as of the end each fiscal quarter during the Covenant Period, maintain a Net Book Value (as hereinafter defined) of not less than the amount set forth in the Acquiror Disclosure Letter, of which an amount set forth in the Acquiror Disclosure Letter shall be comprised of cash and cash equivalents (as determined on a consolidated basis and in accordance with GAAP). As used herein the term "Net Book Value" shall equal (A) the sum of all of RISCORP's assets as of the end of any such fiscal quarter determined on a consolidated basis and in accordance with GAAP less (B) the sum of all of RISCORP's liabilities as of the end of any such fiscal quarter determined on a consolidated basis and in accordance with GAAP. Not more than thirty (30) days following the end of each fiscal quarter during the Covenant Period, a duly authorized officer of RISCORP shall deliver a certificate in the form attached hereto as Exhibit E to each of the persons set forth on Exhibit F certifying RISCORP's compliance with the covenants set forth in this Section 5.10(d).

          5.11. Surrender/Sale of Insurance Licenses. RISCORP and Acquiror, individually or collectively shall use commercially reasonable efforts to (i) surrender or cause to be surrendered or sell or cause to be sold at or prior to Closing all certificates of authority or insurance licenses held by RISCORP or by any RISCORP Subsidiary, and (ii) receive or have released by any state insurance commissioner or any other appropriate state authority any and all restricted funds, minimum capital requirements or deposits or any other funds shown as "Cash and Cash Equivalents Restricted" on the 1998 Balance Sheet;
provided, however, the costs, expenses and fees incurred by RISCORP in connection with the performance of its obligations under this Section 5.11 shall not be included in the Estimated Transactional Expenses. Notwithstanding RISCORP's efforts to date to surrender or cause to be surrendered all certificates of authority or insurance licenses held by RISCORP or by any RISCORP Subsidiary, RISCORP agrees that it shall cooperate with Acquiror in its efforts to determine whether such certificates of authority or insurance licenses could be sold to a third party immediately prior to the consummation of the Merger without delaying the consummation of the transactions contemplated herein. The parties agree that any such sale of the certificates of authority or insurance licenses would be on terms mutually acceptable to RISCORP and Acquiror and would be subject to, among other things, RISCORP's ability to withdraw its pending requests for the surrender of such certificates of authority or insurance licenses.

          5.12. Management of Contingent Claim. Notwithstanding any provisions in this Agreement to the contrary, the parties hereto acknowledge and agree that, following Closing, RISCORP shall have all right and authority to manage, pursue and prosecute the Contingent Claim in such manner as RISCORP deems necessary or appropriate within the exercise of RISCORP's sole, absolute and unfettered discretion, including, without limitation, the right (i) to elect not to pursue such Contingent Claim; (ii) to settle, compromise or dismiss such Contingent Claim for such amount and/or for such consideration as RISCORP shall determine in its sole, absolute and unfettered discretion; and (iii) to select and appoint counsel and to determine the means used to prosecute or pursue or settle, resolve or dismiss such Contingent Claim.

6.       CONDITIONS PRECEDENT TO MERGER

          6.1.   Conditions  to  Each  Party's   Obligations.   The   respective
obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

               (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least (i) 80% of the Voting Stock (as defined in RISCORP's Articles of Incorporation) and (ii) two-thirds of the outstanding shares of Class A Common Stock.

               (b) All consents, authorizations, orders and approvals identified on Schedule 5.6 required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on RISCORP or a Material Adverse Effect on Acquiror/Guarantor, shall have been obtained without the imposition of any condition having a Material Adverse Effect on RISCORP or a Material Adverse Effect on Acquiror/Guarantor.

               (c) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

               (d) At the mailing date of the Proxy Statement and the date of the Stockholders' Meeting, the Proxy Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

          6.2. Conditions to Obligations of RISCORP. The obligations of RISCORP to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date (except as set forth herein) of each of the following conditions unless waived by RISCORP:

               (a) The representations and warranties of Acquiror and Guarantor set forth in Sections 4.1, 4.2, and 4.3 of this Agreement that are qualified as to materiality shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date) as though made at and as of the Closing Date. The representations and warranties of Acquiror and Guarantor set forth in Sections 4.1, 4.2, and 4.3 of this Agreement that are not qualified as to materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date) as though made at and as of the Closing Date.

               (b) Acquiror and Guarantor each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

               (c) Acquiror shall furnish RISCORP with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and 6.2(b).

               (d) RISCORP shall have paid to Escrow Agent the Escrow Amount and the Escrow Agent and RISCORP shall have executed and delivered the Escrow Agreement.


          6.3. Conditions to Obligations of Acquiror. The obligations of Acquiror and Guarantor to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Acquiror and Guarantor:

               (a) The representations and warranties of RISCORP set forth in Sections 3.1, 3.2, 3.4 and 3.5 of this Agreement that are qualified as to materiality shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date) as though made at and as of the Closing Date. The representations and warranties of RISCORP set forth in Sections 3.1, 3.2, 3.4 and 3.5 of this Agreement that are not qualified as to materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date) as though made at and as of the Closing Date.

               (b) RISCORP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

               (c) RISCORP shall furnish Acquiror with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a) and 6.3(b).

               (d) RISCORP shall have paid to Escrow Agent the Escrow Amount and the Escrow Agent and RISCORP shall have executed and delivered the Escrow Agreement.

               (e) Acquiror shall have received letters of resignation effective as of the Effective Time from each of the officers and directors of RISCORP.

7.       TERMINATION OF THE MERGER

          7.1.Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of
RISCORP:

               (a) by the mutual written consent of Acquiror and RISCORP;

               (b) by RISCORP :

                    (i) if the Merger is not consummated on or before April 30, 2000 (or such later date as shall have been approved by Acquiror and RISCORP), unless the failure of such occurrence shall be due to the failure of RISCORP to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

                    (ii) if events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections
          6.1 and 6.2 and such conditions are not waived by RISCORP, unless the failure of such occurrence shall be due to the failure of RISCORP to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

                    (iii) if RISCORP is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by RISCORP of its obligations hereunder and such injunction shall not have been withdrawn within 60 days after the date on which such injunction was first issued;

                    (iv) the stockholders of RISCORP shall have voted on this Agreement and the Merger and the votes shall not have been sufficient to satisfy the condition set forth in Section 6.1(a); or

                    (v) in connection with entering into a definitive agreement as permitted by Section 5.2(e) related to a Superior Proposal, provided that Company has complied with all provisions of Section 5.2(e) including, without limitation, the notice provisions thereof.

               (c) by Acquiror if:

                    (i) the Merger is not consummated on or before April 30, 2000 (or such later date as shall have been approved by RISCORP and Acquiror), unless the failure of such occurrence shall be due to the failure of Acquiror or Guarantor to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

                    (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.3 and such conditions are not waived by Acquiror, unless the failure of such occurrence shall be due to the failure of Acquiror or Guarantor to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

                    (iii) Acquiror is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Acquiror of its obligations hereunder and such injunction shall not have been withdrawn within 60 days after the date on which such injunction was first issued;

                    (iv) the stockholders of RISCORP shall have voted on this Agreement and the Merger and the votes shall not have been sufficient to satisfy the condition set forth in Section 6.1(a); or

                    (v) Acquiror receives a written notice from RISCORP's Board of Directors in accordance with Section 5.2(e) that RISCORP's Board of Directors has received a Superior Proposal or intends to make a Subsequent Determination.

          7.2.Effect of Termination. In the event of the termination and abandonment of this Agreement under Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except (i) as provided in Section 5.9 and
(ii) to the extent that such termination results from the willful breach by any party hereto of any material representation, warranty, covenant, or agreement hereunder.

8.       MISCELLANEOUS

          8.1. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective Boards of Directors (or its authorized representative) of Acquiror or RISCORP without action of the stockholders, whether before or after the Stockholders' Meeting; provided, however, that after approval of the stockholders of RISCORP no such amendment shall (i) reduce the amount or change the form of the consideration to be delivered to RISCORP's stockholders as contemplated by this Agreement; (ii) otherwise materially adversely affect the interests of such stockholders unless such amendment is approved by RISCORP's stockholders; or
(ii) except as allowed by Section 607.1002 of the FBCA, amend the articles of incorporation of either RISCORP or Acquiror. No amendment to this Agreement shall be effective unless it has been executed by RISCORP, Acquiror and Guarantor.

          8.2. Non-Survival of Representations and Warranties. None of the representations and warranties of RISCORP set forth in Section 3 to this Agreement or of Acquiror or Guarantor set forth in Section 4 to this Agreement, or in any instrument or certificate delivered pursuant to this Agreement, shall survive the Merger nor shall their respective stockholders, directors or officers have any liability to the other after the Effective Time on account of any breach of warranty or failure or the incorrectness of any of the representations or warranties contained herein or in any certificate or other instrument delivered pursuant to this Agreement. All covenants and agreements set forth in this Agreement shall survive until satisfied or waived by the appropriate party. Except as set forth in the immediately preceding sentence, the sole right and remedy arising from a breach of a representation or warranty, from the failure of any of the conditions of the Merger to be met, or from the failure to perform (other than a willful failure to perform) any promise or discharge any obligation in this Agreement shall be termination of this Agreement by the aggrieved party and the remedies provided in Section 7.2 or
Section 8.9 hereof.

          8.3. Notices . All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                                    If to RISCORP:

                                       One Sarasota Tower, Suite 608
                                       Two North Tamiami Trail
                                       Sarasota, Florida  34236
                                       Attention:  Walter E. Riehemann
                                       Telecopy No.:  941-366-0993

                                    With a copy to:

                                       Alston & Bird LLP
                                       One Atlantic Center
                                       1201 West Peachtree Street
                                       Atlanta, Georgia  30309-3424
                                       Attention:  J. Vaughan Curtis
                                       Telecopy No.:  404-881-4777

                                    If to Acquiror or Guarantor:

                                       1830 S. Osprey Avenue
                                       Suite 100-A
                                       Sarasota, Florida 34239
                                       Attention:  William D. Griffin
                                       Telecopy No.:  941-316-6813

                                    With a copy to:

                                       King & Spalding
                                       191 Peachtree Street, N.E.
                                       Atlanta, Georgia 30303
                                       Attention:  Mr. Edward J. Hawie, Esq.
                                       Telecopy No.:  (404) 572-5100

          8.4. Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

          8.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

          8.6. Entire Agreement. This Agreement contains the entire agreement between Acquiror and RISCORP with respect to the Merger, and supersede all prior arrangements or understandings with respect to the subject matter hereof. Except as otherwise contemplated in the covenants listed in Section 7.2 (which covenants shall be enforceable by the person or persons affected thereby following the Effective Time), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that each current director and officer of RISCORP shall be deemed a third party beneficiary of this Agreement and shall be entitled to enforce the covenants of Acquiror contained in Section 5.10 hereof as if they were a party hereto.

          8.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

         8.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

          8.9. Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

          8.11. Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, affiliate or representative of RISCORP or Acquiror shall have any personal liability in respect of or relating a breach of the representations or warranties of such party under this Agreement, except to the extent that such person or entity has engaged in fraud with respect to such matters or has engaged in intentional deception with respect to such matters. Except as set forth in the preceding sentence, to the fullest extent legally permissible, each of RISCORP and Acquiror, for itself and its stockholders, directors, officers and affiliates, waives and agrees not to seek to assert or enforce any such liability for a breach of representations and warranties contained herein that any such person otherwise might have pursuant to applicable law.

          8.12. Definition of Knowledge. The words "to the Knowledge of RISCORP" or "to RISCORP's knowledge" and words of similar import shall mean the knowledge of any one of the persons listed on Exhibit G. Knowledge shall include actual knowledge as well as the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect thereto.

          8.13. Guarantor.

               (a) Guarantor hereby unconditionally and irrevocably guarantees, to RISCORP the due and punctual performance of each of the obligations and the undertakings of Acquiror under this Agreement when and to the extent the same are required to be performed and subject to all of the terms and conditions hereof. If Acquiror shall fail to perform fully and punctually any obligation or undertaking of Acquiror under this Agreement when and to the extent the same is required to be performed, Guarantor will upon written demand from RISCORP forthwith perform or cause to be performed such obligation or undertaking, as the case may be. The obligations of Guarantor under this guaranty shall constitute an absolute and unconditional present and continuing guarantee of performance to the extent provided herein, and shall not be contingent upon any attempt by RISCORP to enforce performance by Acquiror.

               (b) Subject to 8.13(a),  the  obligations of Guarantor under this guaranty are absolute and unconditional, are not subject to any counterclaim, set off, deduction, abatement or defense based upon any claim Guarantor may have against RISCORP (except for any defense Acquiror may have against RISCORP under the terms of this Agreement), and shall remain in full force and effect without regard to (i) any agreement or modification to any of the terms of this Agreement or any other agreement which may hereafter be made relating thereto; (ii) any exercise, nonexercise, or waiver by RISCORP of any right, power, privilege or remedy under or in respect of this Agreement; (iii) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of Acquiror at or prior to the Closing; (iv) absence of any notice to, or knowledge by,

     Guarantor of the existence or occurrence of any of the matters or events set forth in the forgoing causes (i) through (iii); or (v) any other circumstance, whether similar or dissimilar to the foregoing.

               (c) Guarantor unconditionally waives (i) any and all notice of default, non-performance or non-payment by Acquiror under this Agreement,
     (ii) all notices which may be required by statute, rule of law or otherwise to preserve intact any rights of RISCORP against Guarantor, including, without limitation, any demand, presentment or protest, or proof of notice of non-payment under this Agreement, and (iii) any right to the enforcement, assertion or exercise by RISCORP of any right, power, privilege or remedy conferred in this Agreement or otherwise.

               (d)  Notwithstanding   anything  in  this  Section  8.13  to  the
     contrary, the guaranty set forth in this Section 8.13 shall terminate and shall be of no further force or effect upon the Closing.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.


                                                     GRIFFIN ACQUISITION CORP.



                                                 By:      /s/ William D. Griffin
                                                 Name:  William D. Griffin
                                                 Title:    President




                                                       /s/ William D. Griffin
                                                     William D. Griffin




                                  RISCORP, INC.



                                                By:      /s/ Walter E. Riehemann
                                                Name:  Walter E. Riehemann
                                                Title:    President

                                    Exhibit E


                 Form of Section 5.10(d) Compliance Certificate


                                     [Date]


To the persons set forth in Exhibit F of that certain Plan and Agreement of Merger dated November 3, 1999.


                  Re:      Compliance Certificate in accordance with
                  Section 5.10(d) of that certain Plan and Agreement of Merger dated November 3, 1999 (the "Merger Agreement").


         This certificate is being delivered to you pursuant to the requirements of Section 5.11 of the Merger Agreement. Capitalized terms used in this certificate but not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

         The undersigned, being a duly appointed officer of RISCORP, does hereby certify and confirm, in his capacity as such officer, that at the end of the fiscal quarter ending _________, RISCORP satisfied the covenants set forth in
Section 5.10(d) of the Merger Agreement.





                                                              RISCORP, INC.

                                    Exhibit F
               Contact Persons for Compliance with Section 5.10(d)

         The estate of Frederick M. Dawson          Walter L. Revell
         12900 Lakeview Point Court                 H.J. Ross Associates, inc.
         Windermere, Florida                        3770 SW 8th Street
         Telecopy No:  407-876-0374                 Coral Gables, Florida  33134
                                                    Telecopy No.:  305-567-1771

         Seddon Goode, Jr.                          Walter E. Riehemann
         University Research Park, Inc.             6321 Manatee Avenue West
         301 South Tyron Street                     Bradenton, Florida  34209
         Two First Union Center                     Telecopy No.: 941-761-9186
         Suite 1980
         Charlotte, North Carolina  28202-1910
         Telecopy No.:  704-338-9539


         George E. Greene, III                  Edward W. Buttner, IV
         1222 Brightwaters Boulevard, NE        Buttner, Hammock & Company, P.A.
         St. Petersburg, Florida  33704         7800 Belfort Parkway
         Telecopy No.:  727-898-7202            Jacksonville, Florida  32256
                                                Telecopy No.:  904-281-0518

         With a copy to:

         Alston & Bird LLP
         One Atlantic Center
         1201 West Peachtree Street
         Atlanta, Georgia  30309
         Attention:  J. Vaughan Curtis, Esq.
         Telecopy No.:  (404) 881-4777

                                                Exhibit G
                                           RISCORP's Knowledge



1.   Walter E. Riehemann

2.   Edward W. Buttner, IV